BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

July 25, 2023

BNY Mellon Short Term Municipal Bond Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective August 1, 2023, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short Term Municipal Bond Fund (the "Fund"), as follows:

Until August 1, 2024, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .39%. On or after August 1, 2024, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Trustees of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to August 1, 2024, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By:_/s/James Bitetto
        James Bitetto

  Secretary

Accepted and Agreed To:

BNY MELLON SHORT TERM MUNICIPAL BOND FUND

By: /s/James Windels

              James Windels

Treasurer